EXHIBIT 12 (a)

                           TEXAS UTILITIES ELECTRIC COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                  Year Ended December 31,
                                        TIME      _________________________
                                      June 1995      1994           1993
                                      _________   ___________    __________
                                        Thousands of Dollars, Except Ratios

          FIXED CHARGES:
            Interest on mortgage
              bonds                  $  549,306   $  567,363     $  610,999

            Interest on other long-
              term debt                  37,464       32,183         45,787

            Amortization of debt
              discount, (premium)
              and expense                 9,334        8,615          6,493

            Amortization of loss on
              reaquired debt             18,129       17,608         12,471

            Other interest charges       30,951       36,408         10,222

            Rentals representative of
              the interest factor        25,248       26,017         29,637
                                      __________  __________     __________
               Total fixed charges   $  670,432   $  688,194     $  715,609
                                      ==========  ==========     ==========


                                        1992          1991         1990
                                      __________    __________   __________
                                      Thousands of Dollars, Except Ratios
          FIXED CHARGES:

            Interest on mortgage
              bonds                   $  598,235    $  608,729   $  551,986

            Interest on other long-
              term debt                   54,379        61,822       92,749

            Amortization of debt
              discount, (premium)
              and expense                  4,778         4,111        3,698

            Amortization of loss on
              reaquired debt               9,301         5,052        4,635

            Other interest charges        22,123        52,948       38,271

            Rentals representative of
              the interest factor         30,828        28,737       25,545
                                      __________    __________   __________
               Total fixed charges    $  719,644    $  761,399   $  716,884
                                      ==========    ==========   ==========


                                       TIME          Year Ended December 31,
                                                   ________________________
                                    June 1995        1994           1993
                                    _________      _________      _________
                                      Thousands of Dollars, Except Ratios

      EARNINGS:
           Net Income               $ 661,057      $ 658,192      $ 476,526
           Add:
                Federal income
                 taxes                176,684        146,633         96,951

                Deferred federal
                 income taxes-net     187,005        219,752        164,487

                Federal investment
                 tax credits-net      (21,385)       (23,698)       (19,698)

                Fixed Charges         670,432        688,194        715,609
                                    __________     __________     __________

                  Total Earnings   $1,673,793     $1,689,073     $1,433,375
                                   ===========    ===========    ===========

      RATIO OF EARNINGS TO FIXED
      CHARGES                         2.50            2.45           2.00
                                      ____            ____           ____



                                            Year Ended December 31,
                                    _______________________________________
                                      1992           1991           1990
                                    _________      __________     _________
                                    Thousands of Dollars, Except Ratios

      EARNINGS:
           Net Income               $ 821,123      $(289,173)     $ 964,276
           Add:
                Federal income
                 taxes                 29,049         76,073         57,930

                Deferred federal
                 income taxes-net     233,125       (232,464)        45,724

                Federal investment
                 tax credits-net      (20,322)       (53,498)        33,841

                Fixed Charges         719,644        761,399        716,884
                                   ___________   ____________    ___________

                  Total Earnings   $1,782,619    $   262,337     $1,818,655
                                   ===========   ============    ===========
      RATIO OF EARNINGS TO FIXED
      CHARGES                         2.48            0.34*          2.54
                                      ____            ____           ____



      * The Company's earnings were inadequate to cover fixed charges for the twelve months ended December 31, 1991. The deficiency was $499,062,000. The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.